Exhibit 10.7.2

Amendment to Attachment B of Letter dated

April 25, 2006 from Coca-Cola Enterprises Inc. to John F. Brock

(Effective December 15, 2008)

I. Eligibility. The Chief Executive Officer (“CEO”) will become eligible to receive severance pay and/or severance benefits in the event that both of the following conditions are satisfied:

•	The officer’s involuntary separation from service without Cause, or the officer voluntarily terminates employment for Good Reason; and

•	The officer executes and delivers an agreement incorporating the mutual release of claims and the non-competition provisions set forth below.

II. Severance Provisions. If, but only if, the conditions of Section I above are satisfied, the CEO shall receive the following:

A. Annual Salary and Bonus. The CEO will receive an amount equal to the lesser of: (i) 24 months of base salary and two Annual Bonus Awards, and (ii) that number of months of base salary and prorated Annual Bonus Awards resulting between the date of the CEO’s separation from service and the date that is the 7 year anniversary of the CEO’s initial employment date with the Company. Such amount shall be paid upon the CEO’s separation from service in equal monthly installments. Each installment shall be considered a separate payment for purposes of Section 409A of the Code.

The CEO shall also receive a payment equal to the annual bonus that would have been payable for the year of his separation from service, which amount shall be based on actual performance results and prorated for his actual period of service during such year. Such amount shall be paid in a lump sum in the year following the CEO’s separation from service, and no later than June 30 of such year.

B. Medical Coverage. The CEO will receive an additional payment intended to mitigate the additional cost of continuing medical coverage under COBRA until the CEO is no longer eligible for COBRA. Such payment shall be made upon the CEO’s separation from service and shall be equal to the difference between the monthly contributions required for COBRA coverage and active employee coverage at the level and type of coverage in place for the CEO on the date of the CEO’s separation from service, multiplied by the number of months of COBRA coverage for which the CEO is eligible as of the date of his separation from service.

C. Severance Equity Benefits. The CEO’s 2006 and 2007 annual equity grants will be treated as follows:

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Restricted stock for which the performance goals have been met at the separation from service date will be vested on such date on a pro rata basis (in the same ratio as the months of employment since the grant date bears to the number of months in that grant’s original service vesting period), plus that additional service condition vesting that would have occurred within 24 months immediately following the separation from service date.

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Restricted stock for which the performance goals have not been met at the separation from service date will be vested on a pro rata basis (in the same ratio as the months of employment since the grant date bears to the number of months in that grant’s original service vesting period), plus that additional service condition vesting that would have occurred within 24 months immediately following the separation from service date, and the performance goals may still be met with respect to such shares during the original period of service vesting for the grant.

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Unvested stock options will be vested on the separation from service date to the extent they would have met the service vesting conditions within 24 months from the separation from service date. Stock options that are vested (or become vested upon the CEO’s separation from service) will remain exercisable for 24 months from the separation from service date.

D. Six-Month Delay in Payment. Notwithstanding the foregoing, if any of the monthly installments or other payments provided for in this Section II are subject to Section 409A of the Code, then any such installments or payments that would be paid during the six-month period following the CEO’s separation from service shall instead be paid in a lump sum upon the six-month anniversary of the CEO’s separation from service, and the remaining installments shall be paid as originally scheduled.

III. Definitions

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“Annual Bonus Award” means the amount payable to the officer under the executive management incentive plan in effect for executive officers on his or her separation from service date, which amount shall be calculated as if the “target” performance results were attained. If there is no executive management incentive plan in place at the time of the officer’s separation from service or if the employment is terminated by the officer for Good Reason and the Good Reason is a material reduction in base salary or annual cash bonus incentive opportunity, then the Annual Bonus Award means an amount equal to the last such award received by the officer prior to his separation from service date.

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“Cause” means (i) willful or gross misconduct by the officer that is materially detrimental to the Company, (ii) a willful act of (x) personal dishonesty or (y) fraud in either case committed against the Company, or (iii) conviction of a felony, except for a conviction related to vicarious liability based solely on his position with the Company, provided that the officer had no involvement in actions leading to such liability or had acted upon the advice of the Company’s counsel. For purposes of this definition of Cause, no act or failure to act by the officer shall be considered “willful” unless it occurs without his good faith belief that such act or failure to act was in, or not contrary to, the best interests of the Company.

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“Good Reason” means, without the officer’s prior written consent, the officer’s (i) material demotion or material diminution of duties, responsibilities or authority; (ii) a material reduction in base salary or annual cash bonus incentive opportunities (whether in one reduction or cumulatively); or (iii) relocation of his principal office more than 50 miles from Atlanta, unless such relocation is closer to his primary residence, or outside the Company’s corporate headquarters. The officer must give written notice to the Company within 60 days of the date on which the Board of Directors takes action on the circumstances described in (i), (ii), or (iii) and the officer becomes aware of such action, and the Company will have 30 days to remedy the matter, and, if the matter is not remedied within that time, the officer must actually separate from service within two years of the initial existence of such circumstances.

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“Separation from service” shall mean the CEO’s separation from service, within the meaning of Section 409A of the Code and the regulations thereunder, from the Company and all entities required to be treated as a single employer with the Company under Section 409A and the regulations thereunder. In determining whether a separation from service has occurred, an anticipated permanent reduction to less than 50% of the average level of bona fide services provided in the immediately preceding 12 months shall be used rather than the 20% default rule set forth in the regulations under Section 409A.

IV. Mutual Release and Non-Competition. The CEO shall execute and deliver an agreement incorporating the following provisions.

A. Mutual Release.

Executive Release. The CEO agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on his behalf, to irrevocably and unconditionally release, acquit and forever discharge the Company, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans’ fiduciaries, agents and trustees (collectively “Company Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the CEO has, or has had, against any of the Company Parties as of the date of execution of this Release arising out of or relating to the CEO’s employment or separation from service with the Company. This Release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the CEO has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. Nothing herein shall release the Company from any claims or damages based on (i) any right the CEO may have to enforce this Release or the employment letter agreement dated April 25, 2006, (ii) any right or claim that arises after the date of this Release, (iii) any right the CEO may have to benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of the Company, (iv) the CEO’s eligibility for indemnification in accordance with the certificate of incorporation and by-laws of the Company, or any applicable insurance policy, with respect to any liability the CEO incurs or incurred as an employee or officer of the Company or (v) any right the CEO may have to obtain contribution as permitted by law in the event of entry of judgment against the CEO as a result of any act or failure to act for which the CEO and the Company are jointly liable.

Company Release. The Company agrees, for itself and its successors and assigns, to irrevocably and unconditionally release, acquit and forever discharge the CEO, his spouse, heirs, executor or administrator (collectively “Executive Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Company has, or has had, against the Executive Parties as of the date of execution of this Release arising out of or relating to the CEO’s employment or separation from service with the Company including but not limited to any claim, demand, obligation, liability or cause of action arising under any federal, state, or local employment law or ordinance, tort, contract, or breach of public policy theory, or alleged violation of any other legal obligation. Nothing herein shall release the CEO from any claims or damages based on (i) any right Company may have to enforce this Release or the employment letter agreement dated April 25, 2006, (ii) any right or claim that arises after the date of this Release or (iii) any right Company may have to obtain contribution as permitted by law in the event of entry of judgment against it as a result of any act or failure to act for which Company and the CEO are jointly liable.

B. Non-Competition.

The CEO acknowledges that as the Chief Executive Officer of the Company he has had ultimate responsibility for the Company and chief financial responsibility throughout the United States and internationally, and that it is reasonable and necessary for the Company to protect itself on such basis. Accordingly, the CEO covenants and agrees that, during the period beginning on the date of his separation from service and ending two (2) years thereafter, he will not directly or indirectly, on his own behalf or on behalf of any person or entity, compete with the Company by performing activities or duties substantially similar to the activities or duties performed by the CEO for the Company for any business entity that is a Direct Competitor of the Company within the Restricted Area, as defined below.

A “Direct Competitor” of the Company is any business or operation within the Restricted Area owned or operated by PepsiCo, Inc., The Pepsi Bottling Group, Inc., and Cadbury Schweppes plc. Further, the Board of Directors shall have the right to modify the definition of Direct Competitor by including other manufacturers, bottlers, or distributors of non-alcoholic beverages at the time of CEO’s separation from service. The “Restricted Area” is any state in the United States in which the Company sold or distributed products or services of the Company as of the Effective Date. CEO expressly acknowledges and agrees that, because of the nature of the services he has provided as Chief Executive Officer of the Company under this Agreement, he provided such services throughout the Restricted Area and, therefore, the Restricted Area is reasonably defined to protect the Company’s legitimate business interests.

The CEO acknowledges and agrees:

(i) The knowledge and experience the CEO acquired while an employee, officer and executive of the Company are of a special, unique and extraordinary character and that his position with the Company placed him in a position of confidence and trust with the Company’s customers and employees.

(ii) The CEO’s experience and capabilities are such that he can obtain subsequent employment without breaching the terms and conditions of this Agreement and his obligations under this Agreement will not prevent him from earning a livelihood.

(iii) The CEO has special knowledge, contacts and expertise with respect to the operations of the Company and its Subsidiaries, and the Company would not enter into this Agreement without obtaining the covenants and agreements of the CEO as set forth in this Agreement.

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